Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C&J Energy Services Ltd.:

We consent to the incorporation by reference in C&J Energy Services Ltd.’s registration statement on Form S-8 of our report dated February 20, 2015 with respect to the consolidated balance sheet of C&J Energy Services, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, which report appears in the Form 8-K/A of C&J Energy Services Ltd. dated May 29, 2015.

/s/ KPMG LLP

Houston, Texas

June 4, 2015